EXHIBIT 99.1

Varco Announces Pricing of $150 Million

5.5% Senior Notes Due 2012

HOUSTON--(BUSINESS WIRE)— November 15, 2002--Varco International, Inc. (NYSE:VRC) announced today that it has priced a private placement of $150 million 5.5% Senior Notes due 2012.

At the closing of the transaction, the notes will be issued at a price of 99.47% of the principal amount. Varco has the right to redeem the notes at any time for a price equal to the principal amount of the notes being redeemed plus a make-whole premium, if any, determined by reference to a fixed spread of 25 basis points over a specified U.S. Treasury yield.

The transaction is expected to result in net proceeds to Varco of approximately $147.83 million. Varco intends to use a portion of the net proceeds of the transaction to repay its outstanding revolving indebtedness under its senior credit facility, which totaled $90.0 million as of September 30, 2002. The remaining proceeds will be used for general corporate purposes, including working capital, capital expenditures and possible acquisitions of businesses. The closing of the transaction is scheduled for November 19, 2002, subject to satisfaction of customary closing conditions.

These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Varco International, Inc. is a world’s leading manufacturer and supplier of innovative drilling systems and rig instrumentation; oilfield tubular and sucker rod inspections and internal tubular coating techniques; drill cuttings separation, control and disposal systems and services; high pressure fiberglass tubulars; and coiled tubing and pressure control equipment for land and offshore drilling operations.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, general economic, financial and business conditions, the potential inability to complete the note offering due to internal or external factors and other factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2001, under the caption “Factors Affecting Future Operating Results.”

Contact:	Varco International, Inc. Clay Williams, 281-953-2200 ccwilliams@varco.com